Exhibit 99.1

NEWS
RELEASE

2010-14

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL ANNOUNCES PRICING OF SENIOR NOTES

HOUSTON, TEXAS, November  9, 2010—Frontier Oil Corporation (NYSE: FTO) announced today that it has priced a registered public offering of $150 million aggregate principal amount of senior notes due 2018.  The notes will bear interest at a rate of 6 7/8% per year, payable semi-annually in arrears, beginning May 15, 2011.

The notes offering was made pursuant to Frontier’s effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on November 25, 2008.  The net proceeds from the offering, along with available cash, will be used to fund the pending tender offer for any and all of Frontier’s outstanding 6 5/8% Senior Notes due 2011 or to redeem any of the 6 5/8% Senior Notes due 2011 not purchased in the tender offer.  The transaction is expected to close on November 22, 2010, subject to customary closing conditions.

UBS Securities LLC and Credit Suisse Securities (USA) LLC are the joint book-running managers for the offering.  In addition, BNP Paribas Securities Corp., Mitsubishi UFJ Securities (USA), Inc., TD Securities (USA) LLC, Wells Fargo Securities, LLC, and U.S. Bancorp Investments, Inc. have joined as Senior Co-Managers and Capital One Southcoast, Inc., Daiwa Capital Markets America Inc., Lloyds TSB Bank plc, and Natixis Securities North America Inc. have joined as Co-Managers.  The offering of the notes will be made only by means of a prospectus supplement and accompanying prospectus.  When available, copies of the prospectus supplement and accompanying prospectus  relating to the offering may be obtained from UBS Securities LLC or Credit Suisse Securities (USA) LLC by submitting a request by mail to UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: (888) 827-7275 or (212) 713-2626, or to Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010, phone: (800) 221-1037.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Frontier expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Frontier based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Frontier. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.